Exhibit 99.2

December 14, 2012

Cytori Therapeutics Prices $20.0 Million Public Offering of Common Stock

SAN DIEGO – Cytori Therapeutics, Inc. (NASDAQ: CYTX) today announced the sale of 7,020,000 shares of its common stock in an underwritten public offering at a price to the public of $2.85 per share. The net offering proceeds to Cytori from the sale of the shares are expected to be approximately $18.5 million, after deducting underwriting discounts and commissions and other estimated offering expenses, but excluding any exercise of the underwriters’ over-allotment option.

Cytori anticipates using the net proceeds from this offering for general corporate purposes, including the continued development, manufacture, marketing and sale of its Celution System family of products, including related research and clinical trials, and other related research and development, sales and marketing, and general administrative expenses, working capital, capital expenditures and future acquisitions.

The offering is expected to close on or about December 19, 2012, subject to customary closing conditions. In addition, Cytori has granted the underwriters a 30-day option to purchase up to an additional 1,053,000 shares of common stock on the same terms and conditions, solely to cover over-allotments, if any.

Lazard Capital Markets LLC is acting as the sole book-running manager of the offering. Maxim Group, LLC and Ascendiant Capital Markets, LLC are each acting as co-managers for the offering.

The shares described above will be issued pursuant to a prospectus supplement filed as part of a shelf registration statement on Form S-3 previously filed with and declared effective by the Securities and Exchange Commission (“SEC”). The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by sending a request to: Lazard Capital Markets LLC, 30 Rockefeller Plaza, New York, NY 10020 or via telephone at (800) 542-0970. Cytori intends to file a final prospectus supplement relating to the offering with the SEC, which will be available along with the accompanying prospectus filed with the SEC in connection with the shelf registration, on the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Cytori, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This press release is being issued pursuant to and in accordance with Rule 134 under the Securities Act of 1933, as amended.

About Cytori

Cytori Therapeutics is developing cell therapies based on autologous adipose-derived regenerative cells (ADRCs) to treat cardiovascular disease and repair soft tissue defects. Cytori’s scientific data suggest ADRCs improve blood flow, moderate the immune response and keep tissue at risk of dying alive. As a result, Cytori believes these cells can be applied across multiple “ischemic” conditions. These therapies are made available to the physician and patient at the point-of-care by Cytori’s proprietary technologies and products, including the Celution® system product family. www.cytori.com

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements regarding events, trends and business prospects, which may affect Cytori’s future operating results and financial position. Such statements, including, but not limited to, those regarding statements about Cytori’s expectations regarding its fundraising efforts, including the closing of the public offering, the anticipated use of proceeds from the offering and the underwriter’s exercise of its over-allotment option, involve known and unknown risks that relate to Cytori’s future events or future financial performance and the actual results could differ materially from those discussed in this communication. Risks and uncertainties that may cause Cytori’s actual results to differ materially from those discussed in this communication can be found in the “Risk Factors” section of Cytori’s Form 10-K, Forms 10-Q and its other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and Cytori assumes no responsibility to update or revise any forward-looking statements contained in this communication to reflect events, trends or circumstances after the date of this communication.

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Contacts:
Investors	Media
Tom Baker	Megan McCormick
+1.858.875.5258	+1.858.875.5279
tbaker@cytori.com	mmccormick@cytori.com